EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
of Ceridian Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 333-56822, 333-56818, 333-56828, 333-56820, 333-64944 and 333-82466 on Form S-8 of Ceridian Corporation of our reports dated January 22, 2003, except as to Note B which is as of March 12, 2004. Such reports relate to the consolidated financial statements and related financial statement schedule of Ceridian Corporation and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 and are included or incorporated by reference in the 2002 Annual Report on Form 10-K/A of Ceridian Corporation.

Our report dated January 22, 2003, except as to Note B which is as of March 12, 2004, contains an explanatory paragraph that states that the accompanying consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated statement of operations, cash flows and stockholders’ equity for the three years ended December 31, 2002, 2001 and 2000 have been restated.

Our report dated January 22, 2003, except as to Note B which is as of March 12, 2004 notes that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets”, on January 1, 2002.

KPMG LLP

/s/ KPMG LLP

Minneapolis, Minnesota
March 12, 2004